787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

[  ], 2025

BLACKROCK ETF TRUST II

100 Bellevue Parkway

Wilmington, Delaware 19809

BLACKROCK FUNDS V

100 Bellevue Parkway

Wilmington, Delaware 19809

Ladies and Gentlemen:

BlackRock ETF Trust II, a registered investment company and a Delaware statutory trust (the “Acquiring Trust”), on behalf of iShares Mortgage-Backed Securities Active ETF, a separate series of the Acquiring Trust (the “Acquiring Fund”), and BlackRock Funds V, a registered investment company and a Massachusetts business trust (the “Target Trust”), on behalf of BlackRock Mortgage-Backed Securities Fund, a separate series of the Target Trust (the “Target Fund”), have requested our opinion as to certain U.S. federal income tax consequences of the Acquiring Fund’s proposed acquisition of the assets of the Target Fund pursuant to an Agreement and Plan of Reorganization dated as of [ ], 2025 (the “Plan”). Pursuant to the Plan, the following steps will be undertaken: (i) the transfer of substantially all of the assets of the Target Fund to the Acquiring Fund, in exchange for the assumption by the Acquiring Fund of the Target Fund Stated Liabilities (as defined in paragraph 1.3 of the Plan) and shares of the Acquiring Fund (the “Acquiring Fund Shares”) having an aggregate net asset value equal to the value of the assets of the Target Fund acquired by the Acquiring Fund reduced by the Target Fund Stated Liabilities and the amount of cash to be distributed pursuant to clauses (iii) and (iv) below; (ii) the distribution, on or as soon as practicable after the Closing Date (as defined in paragraph 3.1 of the Plan), of the Acquiring Fund Shares pro rata to the shareholders of the Target Fund who hold shares of the Target Fund (“Target Fund Shares”) through a brokerage account that can accept Acquiring Fund Shares; (iii) the distribution of cash to such shareholders of the Target Fund in lieu of fractional Acquiring Fund Shares; (iv) with respect to shareholders of the Target Fund who hold Target Fund Shares through (a) a brokerage account that cannot accept Acquiring Fund Shares or (b) an individual retirement account (“IRA”) or group retirement plan whose plan sponsor does not have the ability to hold shares of exchange traded funds (“ETFs”) on its platform, the distribution of cash equal to the net asset value of the Target Fund Shares held by such shareholders of

BRUSSELS  CHICAGO  DALLAS  FRANKFURT  HAMBURG   HOUSTON  LONDON  LOS ANGELES

MILAN  MUNICH  NEW YORK  PALO ALTO  PARIS  ROME  SAN FRANCISCO  WASHINGTON

BlackRock ETF Trust II

BlackRock Funds V

[  ], 2025

the Target Fund; and (v) the termination, dissolution and complete liquidation of the Target Fund. The Acquiring Fund and Target Fund are referred to together as the “Funds.” This opinion is being delivered pursuant to Section 8.5 of the Plan.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We have made inquiry as to the underlying facts that we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquiring Fund and Target Fund set forth in the Combined Prospectus/Information Statement for common shareholders of the Target Fund filed as part of the Acquiring Trust’s registration statement on Form N-14 (the “Registration Statement”). We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for U.S. federal income tax purposes:

1.

(i) The transfer of the Assets of the Target Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Target Fund Stated Liabilities followed by the distribution of Acquiring Fund Shares to the Target Fund Shareholders, and (ii) the complete dissolution and liquidation of the Target Fund, all pursuant to the Plan, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Target Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.

No gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets of the Target Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Target Fund Stated Liabilities.

3.

No gain or loss will be recognized by the Target Fund upon the transfer of the Assets of the Target Fund to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Target Fund Stated Liabilities or upon the distribution of Acquiring Fund Shares to Target Fund Shareholders in exchange for such shareholders’ shares of the Target Fund in liquidation of the Target Fund.

BlackRock ETF Trust II

BlackRock Funds V

[  ], 2025

4.

No gain or loss will be recognized by the Target Fund Shareholders upon the exchange of their Target Fund shares and receipt of Acquiring Fund Shares pursuant to the Reorganization, except that notwithstanding the foregoing, each of (i) the distribution of cash to shareholders of the Target Fund in lieu of fractional Acquiring Fund Shares; and (ii) with respect to Cash-Out Shareholders (as defined in Section 1.1 of the Plan), the distribution of cash equal to the net asset value of the Target Fund Shares held by such shareholders of the Target Fund, will be a taxable transaction to the shareholder of the Target Fund that receives such cash.

5.

The aggregate basis of Acquiring Fund Shares received by each Target Fund Shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Target Fund shares exchanged therefor by such a shareholder, reduced by the amount of any tax basis allocable to a fractional share for which cash is received, if any.

6.

The holding period of Acquiring Fund Shares to be received by each Target Fund Shareholder pursuant to the Reorganization will include the holding period of the Target Fund shares exchanged therefor, provided that such Target Fund shares are held as capital assets at the time of the Reorganization.

7.	The tax basis of the Assets acquired by the Acquiring Fund will be the same as the tax basis of such Assets to the Target Fund immediately before the Reorganization.

8.	The holding period of the Assets in the hands of the Acquiring Fund will include the period during which those Assets were held by the Target Fund.

Notwithstanding the foregoing, this opinion does not address the tax consequences of the Reorganization to contracts or securities on which gain or loss is recognized (i) upon the close of the taxable year or (ii) upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

Our opinion is based upon the accuracy of the certifications, representations and warranties and satisfaction of the covenants and obligations contained in the Plan, the Combined Prospectus/ Information Statement, and in the various other documents related thereto. Our opinion may not be relied upon if any of such certifications, representations or warranties are not accurate to any material extent or if any of such covenants or obligations are not satisfied in all material respects. We hereby consent to the filing of this opinion with the Registration Statement and to the reference to us in the Proxy Statement/ Prospectus included as part of the Registration Statement.

Very truly yours,